Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of Equistar Chemicals, LP of our report dated January 30, 2002, except for the impact of the restatement in Notes 1, 2, 8, 9, 12, 14, 17, 18 and 19, as to which the date is November 12, 2003 relating to the financial statements of Millennium Chemicals Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 14, 2003